Exhibit 99.1
PLUMAS BANCORP REPORTS THIRD QUARTER NET INCOME
QUINCY, California, October 27, 2010 — Plumas Bancorp (NasdaqCM:PLBC), a bank holding company and the parent company of Plumas Bank, today announced that third quarter earnings increased by $1.3 million from a net loss of $1.1 million for the third quarter ended September 30, 2009 to net income of $196 thousand during the quarter ended September 30, 2010. For the nine months ended September 30, 2010, Plumas Bancorp reported net income of $906 thousand. This represents an increase of $6.5 million from a net loss of $5.6 million during the first nine months of 2009.
2010 Financial Highlights
Nine months ended September 30, 2010 compared to September 30, 2009
•	Net income of $906 thousand compared to a net loss of $5.6 million for the nine months ended September 30, 2009.

•	Loan loss provision decreased by $7.6 million.

•	Non-interest income increased by $2.5 million.

•	Non-interest expense decreased by $2.2 million.
Period ended September 30, 2010 compared to September 30, 2009
•	Deposits increased by $8.1 million.

•	Borrowings declined by $20 million.

•	Cash and due from banks increased by $28 million.
Three months ended September 30, 2010 compared to September 30, 2009
•	Net income of $196 thousand compared to a third quarter 2009 net loss of $1.1 million.

•	Loan loss provision decreased by $1.25 million.

•	Non-interest income increased by $253 thousand.

•	Non-interest expense decreased by $1.1 million.
Andrew J. Ryback, interim president and chief executive officer, remarked:
“The Board of Directors and the executive management team are pleased with the improvement in earnings for the nine months ended September 30, 2010. We remain diligent in our efforts to reduce non-performing assets, increase earnings and strengthen capital.”
Ryback concluded, “While the economic and regulatory environment still present challenges to all banks, we are encouraged by our staff’s ability to efficiently manage through these obstacles and implement our strategic plan. And even though we achieved profitability for the third consecutive quarter, there is still much work to be done to accomplish our longer-term goals. Once again, we would like to thank our shareholders for their continued patience and confidence in our Company.”

Asset Quality
Nonperforming loans at September 30, 2010 were $24.9 million, an increase of $7.7 million over the $17.2 million balance at September 30, 2009. Nonperforming loans as a percentage of total loans increased to 7.79% at September 30, 2010 up from 5.00% at September 30, 2009. The increase in nonperforming loans mostly relates to two large relationships totaling $8 million. These loans were measured for impairment and it was determined that no valuation allowance for impairment was required at September 30, 2010.
Nonperforming assets (which are comprised of nonperforming loans, OREO (other real estate owned) and repossessed vehicle holdings) at September 30, 2010 were $34.0 million, an increase of $1.2 million over the $32.8 million balance at September 30, 2009.
Repossessed vehicles and OREO are carried at the lesser of cost or fair market value, less selling costs. OREO holdings represented thirty properties totaling $9.1 million at September 30, 2010 and thirty properties totaling $15.5 million at September 30, 2009. Nonperforming assets as a percentage of total assets increased to 6.93% at September 30, 2010 up from 6.52% at September 30, 2009.
During the nine months ended September 30, 2010 we recorded a provision for loan losses of $3.7 million down $7.6 million from the $11.3 million provision recorded during the nine months ended September 30, 2009. The Company recorded a $1.3 million provision for loan losses for the three months ended September 30, 2010 compared to the $2.6 million in provision for loan losses for the three months ended September 30, 2009.
Net charge-offs totaled $6.6 million during the nine months ended September 30, 2010 and $10.2 million during the same period in 2009. Net charge-offs as an annualized percentage of average loans decreased from 3.77% during the nine months ended September 30, 2009 to 2.73% during the current period. While we incurred significant charge-offs during the 2010 period, $3.1 million of the charge-offs had been incorporated in the allowance for loan losses at December 31, 2009 as specific reserves on impaired loans. The allowance for loan losses totaled $6.6 million at September 30, 2010 and $8.4 million at September 30, 2009. The decrease in the allowance for loan losses from September 30, 2009 is attributable to a $1.3 million decrease in specific reserves related to impaired loans from $2.5 million at September 30, 2009 to $1.2 million at September 30, 2010 and a decrease of $35 million in average loan balances. General reserves decreased by $381 thousand to $5.5 million at September 30, 2010. As a percentage of total loans general reserves were 1.70% at September 30, 2010 and September 30, 2009. Related to the decrease in specific reserves on impaired loans, the allowance for loan losses as a percentage of total loans decreased from 2.43% at September 30, 2009 to 2.07% at September 30, 2010.

Cash, Borrowings, Loans and Deposits
We have significantly strengthened our liquidity since September 30, 2009 with increases in cash and due from banks and decreases in borrowings. Cash and due from banks increased by $28 million from $35 million at September 30, 2009 to $63 million at September 30, 2010. At September 30, 2010, $21.1 million of our cash balances were invested in an interest bearing account with the Federal Reserve Bank. At September 30, 2009 short-term borrowings consisted of a $20 million six month advance from the Federal Home Loan Bank. No short-term borrowings were outstanding at September 30, 2010.
Net loans decreased by $22.3 million, or 6.6% from $336 million at September 30, 2009 to $314 million at September 30, 2010. This decline in net loans was mostly related to normal pay downs and prepayments and loan charge-offs. We continue to generate deposit growth, as deposits increased by $8.1 million from $424 million at September 30, 2009 to $432 million at September 30, 2010.
Shareholders’ Equity
Total shareholders’ equity decreased by $3.0 million from $41.7 million at September 30, 2009 to $38.7 million at September 30, 2010. This decrease is mostly related to losses incurred during the period from October 1, 2009 to December 31, 2009.
Book value per common share decreased to $5.66 at September 30, 2010 from $6.30 at September 30, 2009. Plumas Bancorp’s total risk-based capital ratio increased from 12.9% at September 30, 2009 to 13.6% at September 30, 2010. Plumas Bank continues to exceed the requirements to be considered well-capitalized under regulatory guidelines as of September 30, 2010.
Net Interest Income and Net Interest Margin
Net interest income for the nine months ended September 30, 2010 was $13.2 million, a decline of $1.2 million from the $14.4 million earned during the same period in 2009. The largest component of the decrease in net interest income was a decline in the average balance of loans. Other changes, resulting in a decrease in net interest income, included a decline in yield on the Company’s investment portfolio and an increase in the average balance of deposits. These items were partially offset by declines in rates paid on deposit and subordinated debentures and an increase in the average balance of investment securities and other interest earning assets. Net interest margin for the nine months ended September 30, 2010 decreased 32 basis points, or 7%, to 4.29%, down from 4.61% for the same period in 2009.
Net interest income was $4.5 million for the three months ended September 30, 2010, a decrease of $272 thousand, or 6%, from $4.7 million for the same period in 2009. The decline in net interest income was primarily related to a decrease in the average balance of loans, decreases in the average balance and yield on investments and increases in the average balance of time deposits. The effect of these items on net interest income was partially offset by a decline in the rates paid on deposits and an increase in average yield on loans. Net interest margin for the three months ended September 30, 2010 decreased 2 basis points to 4.41%, down from 4.43% for the same period in 2009.

Non-Interest Income and Expense
During the nine months ended September 30, 2010 non-interest income increased by $2.5 million to $6.5 million, from $4.0 million during the nine months ended September 30, 2009. This increase was primarily related to three items, the largest of which was a $1.4 million gain on the sale of our merchant processing portfolio. During June 2010 we entered into an alliance with a world-wide merchant processing leader. In conjunction with this alliance we sold our merchant processing business, recording a one-time gain of $1.4 million. The Company believes that this alliance provides our customers with a superior merchant processing solution. Additionally we sold $21.2 million in securities recording a gain on sale of $780 thousand. Finally, we recorded a gain on sale of SBA loans of $600 thousand representing the sale of $8.3 million in loans. During the three months ended September 30, 2010, total non-interest income increased by $253 thousand from the same period in 2009. Gains on SBA loan sales increased by $155 thousand from $205 thousand during the 2009 quarter to $360 thousand during the current quarter. In addition, we sold $6.6 million in securities during the 2010 quarter and realized a $200 thousand gain on sale.
During the nine months ended September 30, 2010, total non-interest expense decreased by $2.2 million, or 13%, to $14.8 million, down from $17.0 million for the comparable period in 2009. This decrease in non-interest expense was primarily the result of savings in salaries and employee benefits ($1.0 million), occupancy and equipment costs ($509 thousand), the provision for OREO losses ($534 thousand) and gains/losses on the sale of OREO ($264 thousand) and other expense reductions. These items were partially offset by increases in outside service fees ($308 thousand) and OREO expense ($333 thousand).
Salaries and employee benefits decreased by $1.0 million primarily related to four items. Salary expense, excluding commissions, declined by $509 thousand related to reduced staffing in all areas with the exception of loan production and problem assets. While the Company has effectively reduced personnel in most functional areas, we have increased staffing in our problem asset department to effectively manage our increased level of nonperforming assets. Other reductions include savings in stock compensation expense, the elimination of bonuses for 2010 and, effective April 1, 2010, the discontinuation of the Company’s 401k matching contributions. The reduction in occupancy and equipment expense primarily relates to cost savings at our Redding branch as a result of the purchase of this facility on March 31, 2010.
Losses on the sale of OREO and OVO totaled $200 thousand during the first nine months of 2009; however, during 2010 we recorded net gains on sale of OREO and OVO totaling $64 thousand. We also greatly reduced our provision for OREO losses from $887 thousand during the nine months ended September 30, 2009 to $353 thousand during the nine months ended September 30, 2010.

The increase in outside service fees was primarily related to the outsourcing of daily management of our computer network operations, while the increase in OREO expense is primarily related to the increase in average OREO balances.
During the three months ended September 30, 2010, total non-interest expense decreased by $1.1 million, or 19%, to $4.6 million, down from $5.7 million for the comparable period in 2009. The decrease in non-interest expense was primarily the result of decreases of $570 thousand in salaries and employee benefits, $111 thousand in occupancy and equipment, $156 thousand in (gain)/loss on sale of OREO and OVO and $524 thousand in the provision for OREO losses.
Founded in 1980, Plumas Bank is a locally owned and managed full-service community bank based in Northeastern California. The Bank operates eleven branches located in the counties of Plumas, Lassen, Placer, Nevada, Modoc and Shasta. Plumas Bank offers a wide range of financial and investment services to consumers and businesses and has received nationwide Preferred Lender status with the U. S. Small Business Administration. For more information on Plumas Bancorp and Plumas Bank, please visit our website at www.plumasbank.com.
This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended and Plumas Bancorp intends for such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely.
Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date. Forward-looking statements involve significant risks and uncertainties and actual results may differ materially from those presented, either expressed or implied, in this news release. Factors that might cause such differences include, but are not limited to: the Company’s ability to successfully execute its business plans and achieve its objectives; changes in general economic and financial market conditions, either nationally or locally in areas in which the Company conducts its operations; changes in interest rates; continuing consolidation in the financial services industry; new litigation or changes in existing litigation; increased competitive challenges and expanding product and pricing pressures among financial institutions; legislation or regulatory changes which adversely affect the Company’s operations or business; loss of key personnel; and changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies.

In addition, discussions about risks and uncertainties are set forth from time to time in the Company’s publicly available Securities and Exchange Commission filings. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.
Contact: Elizabeth Kuipers
Vice President, Marketing Manager & Investor Relations Officer
Plumas Bank
35 S. Lindan Ave.
Quincy, CA 95971
530.283.7305 ext.8912
Fax: 530.283.9665
investorrelations@plumasbank.com

PLUMAS BANCORP
CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands)
(Unaudited)

	As of September 30,		Dollar	Percentage
	2010	2009	Change	Change
ASSETS
Cash and due from banks	$63,228	$35,158	$28,070	79.8%
Federal funds sold	—	—	—	0.0%
Investment securities	63,523	75,777	(12,254)	-16.2%
Loans, net of allowance for loan losses	313,521	335,838	(22,317)	-6.6%
Premises and equipment, net	14,724	14,838	(114)	-0.8%
Intangible assets, net	518	691	(173)	-25.0%
Bank owned life insurance	10,376	10,023	353	3.5%
Real estate and vehicles acquired through foreclosure	9,075	15,584	(6,509)	-41.8%
Accrued interest receivable and other assets	15,601	14,659	942	6.4%

Total assets	$490,566	$502,568	$(12,002)	-2.4%

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$432,059	$423,938	$8,121	1.9%
Short-term borrowings	0	20,000	(20,000)	-100.0%
Accrued interest payable and other liabilities	9,508	6,648	2,860	43.0%
Junior subordinated deferrable interest debentures	10,310	10,310	—	0.0%

Total liabilities	451,877	460,896	(9,019)	-2.0%
Shareholders’ equity	38,689	41,672	(2,983)	-7.2%

Total liabilities and shareholders’ equity	$490,566	$502,568	$(12,002)	-2.4%

PLUMAS BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

			Dollar	Percentage
FOR THE THREE MONTHS ENDED SEPTEMBER 30,	2010	2009	Change	Change

Interest income	$5,166	$5,653	$(487)	-8.6%
Interest expense	702	917	(215)	-23.4%

Net interest income before provision for loan losses	4,464	4,736	(272)	-5.7%
Provision for loan losses	1,300	2,550	(1,250)	-49.0%

Net interest income after provision for loan losses	3,164	2,186	978	44.7%
Non-interest income	1,788	1,535	253	16.5%
Non-interest expenses	4,647	5,743	(1,096)	-19.1%

Income (loss) before income taxes	305	(2,022)	2,327	115.1%
Provision (benefit) for income taxes	109	(882)	991	112.4%

Net income (loss)	$196	$(1,140)	$1,336	117.2%
Dividends accrued and discount accreted on preferred shares	(171)	(171)	0	0.0%

Net income (loss) available to common shareholders	$25	$(1,311)	$1,336	101.9%

Basic earnings (loss) per share	$0.01	$(0.27)	$0.28	103.7%

Diluted earnings (loss) per share	$0.01	$(0.27)	$0.28	103.7%

			Dollar	Percentage
FOR THE NINE MONTHS ENDED SEPTEMBER 30,	2010	2009	Change	Change

Interest income	$15,735	$17,101	$(1,366)	-8.0%
Interest expense	2,487	2,706	(219)	-8.1%

Net interest income before provision for loan losses	13,248	14,395	(1,147)	-8.0%
Provision for loan losses	3,700	11,300	(7,600)	-67.3%

Net interest income after provision for loan losses	9,548	3,095	6,453	208.5%
Non-interest income	6,540	4,041	2,499	61.8%
Non-interest expenses	14,809	17,041	(2,232)	-13.1%

Income (loss) before income taxes	1,279	(9,905)	11,184	112.9%
Provision (benefit) for income taxes	373	(4,258)	4,631	108.8%

Net income (loss)	$906	$(5,647)	$6,553	116.0%
Dividends accrued and discount accreted on preferred shares	(513)	(458)	(55)	-12.0%

Net income (loss) available to common shareholders	$393	$(6,105)	$6,498	106.4%

Basic earnings (loss) per share	$0.08	$(1.28)	$1.36	106.3%

Diluted earnings (loss) per share	$0.08	$(1.28)	$1.36	106.3%

PLUMAS BANCORP
SELECTED FINANCIAL INFORMATION
(In thousands, except per share data)
(Unaudited)

	September 30,
	2010	2009
QUARTERLY AVERAGE BALANCES
Assets	$492,321	$497,141
Earning assets	$401,575	$424,539
Loans	$322,950	$356,210
Deposits	$431,900	$417,196
Common equity	$27,797	$31,671
Total equity	$39,445	$43,232

CREDIT QUALITY DATA
Allowance for loan losses	$6,622	$8,350
Allowance for loan losses as a percentage of total loans	2.07%	2.43%
Nonperforming loans	$24,920	$17,204
Nonperforming assets	$33,995	$32,788
Nonperforming loans as a percentage of total loans	7.79%	5.00%
Nonperforming assets as a percentage of total assets	6.93%	6.52%
Year-to-date net charge-offs	$6,646	$10,174
Year-to-date net charge-offs as a percentage of average loans, annualized	2.73%	3.77%

SHARE AND PER SHARE DATA
Basic earnings (loss) per share for the quarter	$0.01	$(0.27)
Diluted earnings (loss) per share for the quarter	$0.01	$(0.27)
Quarterly weighted average shares outstanding	4,776	4,776
Quarterly weighted average diluted shares outstanding	4,776	4,776
Basic earnings (loss) per share, year-to-date	$0.08	$(1.28)
Diluted earnings (loss) per share, year-to-date	$0.08	$(1.28)
Year-to-date weighted average shares outstanding	4,776	4,776
Year-to-date weighted average diluted shares outstanding	4,776	4,776
Book value per common share	$5.66	$6.30
Total shares outstanding	4,776	4,776

QUARTERLY KEY FINANCIAL RATIOS
Annualized return (loss) on average equity	0.4%	-16.4%
Annualized return (loss) on average assets	0.16%	-0.91%
Net interest margin	4.41%	4.43%
Efficiency ratio	74.3%	91.6%

YEAR-TO-DATE KEY FINANCIAL RATIOS
Annualized return (loss) on average equity	1.9%	-23.9%
Annualized return (loss) on average assets	0.24%	-1.58%
Net interest margin	4.29%	4.61%
Efficiency ratio	74.8%	92.4%
Loan to Deposit Ratio	74.0%	81.1%
Total Risk-Based Capital Ratio	13.6%	12.9%